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                                                                   EXHIBIT 10.41

1. Section 5.1 of the Company's 1993 Employee Share Option and Restricted Share Plan, as amended, is amended by adding the following to the end of that section ",provided that no outside director on the Board shall be eligible to participate in this Plan".

2. Section 12.1 of the Company's 1993 Employee Share Option and Restricted Share Plan, as amended, is amended to read in its entirely as follows:

                 "12.1    Term. Each Option granted under the Plan shall
terminate and all rights to  purchase shares thereunder shall cease upon the
expiration of ten years from the date such     Option is granted, or on such
other date as may be fixed by the Board and stated in the Share Option Agreement relating to such Option; provided, however, that in the event the Optionee would otherwise be ineligible to receive an Incentive Share Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to stock ownership of more than ten percent), an Option granted to such Optionee that is intended to be an Incentive Share Option shall in no event be exercisable after the expiration of five years from the date it is granted."

3. Article 15 of the Company's 1993 Employee Share Option and Restricted Share Plan, as amended, is amended to read in its entirely as follows:

                 "15.1 General. Except as provided in Section 15.2 with respect to non-Incentive Share Options, during the lifetime of an Optionee, only such Optionee or grantee (or, in the event of legal incapacity or incompetency, the guardian or legal representative of the Optionee or grantee) may exercise the Option. No Restricted Shares shall be assignable or transferable, other than by will or the laws of descent and distribution, before the satisfaction of applicable performance and service requirements with respect to such Shares, as set forth in the applicable Restricted Share Agreement."

                 "15.2 Family Transfers. The Committee may, in its discretion, authorize all or a portion of non-Incentive Share Options granted to an Optionee to be on terms which permit transfer by such Optionee to (i) the spouse, children or grandchildren of the Optionee "Immediate Family Members"),
(ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family members are the only partners, provided that (x) there may be no consideration for any such transfer, (y) the Share Option Agreement pursuant to which such non-Incentive Share Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Options shall be prohibited except those in accordance with Section 15.2 or by will or the laws of descent and distribution. Following transfer, any such non-Incentive Share Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Sections 12.7 hereof the term "Optionee" shall be deemed to refer the transferee. The events of termination of employment of Section 12 hereof shall continue to be applied with respect to the original Optionee, following which the non-Incentive Share Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 12."